Exhibit 4.2

DESCRIPTION OF THE SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of [February 25], 2021, Pactiv Evergreen Inc. (the “Company”) has one class of securities, common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

AUTHORIZED CAPITAL STOCK

Pactiv Evergreen Inc.’s authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 200,000,000 shares of preferred stock, par value $0.001 per share. All outstanding shares of our capital stock are fully paid and non-assessable.

DESCRIPTION OF COMMON STOCK

The following description of common stock is a summary and does not purport to be complete and is qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference as Exhibits to this Annual Report on Form 10-K.

Voting rights. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding preferred stock.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock.

Other rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Transfer agent and registrar. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

Listing. Our common stock is traded on the Nasdaq under the symbol “PTVE.”

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and, together with the ability of our board of directors to issue shares of our preferred stock and to set the voting rights, preferences and other terms of our preferred stock, may delay or prevent takeover attempts not first approved by our board of directors.

Staggered board.  Our amended and restated certificate of incorporation and bylaws provide that, prior to the first date on which Mr. Graeme Richard Hart or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs, any of his immediate family members or any of their respective affiliates (Packaging Finance Limited and all of the foregoing, collectively, the “Hart Entities”) and any other transferee of all of the outstanding shares of common stock held at any time by the Hart Entities which are transferred other than pursuant to a widely distributed public sale (“Permitted Assigns”) no longer beneficially own more than 50% of the outstanding shares of our common stock, all directors will stand for election each year at our annual meeting of stockholders. From and after such date, our board of directors will be divided into three classes serving staggered three-year terms, with one class standing for election each year. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Limits on written consents. Our amended and restated certificate of incorporation and our bylaws provide that from and after the date on which the Hart Entities or Permitted Assigns no longer beneficially own more than 50% of the outstanding shares of our common stock, holders of our common stock will not be able to act by written consent without a meeting.

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Stockholder meetings. Our amended and restated certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by our Chief Executive Officer, the chairman of our board of directors, a majority of the directors, or stockholders holding more than 50% of the voting power of our outstanding common stock (which ability of stockholders to call special meetings will terminate once the Hart Entities or Permitted Assigns no longer beneficially own more than 50% of the outstanding shares of our common stock). Our amended and restated certificate of incorporation and our bylaws specifically deny any power of any other person to call a special meeting.

Limits on amending our certificate of incorporation. The provisions of our amended and restated certificate of incorporation may be amended only by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock, for as long as the Hart Entities or Permitted Assigns beneficially own more than 50% of the outstanding shares of our common stock. From and after the date on which the Hart Entities or Permitted Assigns no longer beneficially own more than 50% of the outstanding shares of our common stock, the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of common stock will be required to amend provisions of our amended and restated certificate of incorporation.

Limits on amending our bylaws. Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or

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the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock for as long as the Hart Entities or Permitted Assigns beneficially own more than 50% of the outstanding shares of our common stock. From and after the date on which the Hart Entities or Permitted Assigns no longer beneficially own more than 50% of the outstanding shares of our common stock, the affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding shares of common stock will be required to amend provisions of our bylaws.

Requirements for advance notification of stockholder nominations and proposals. Our amended and restated certificate of incorporation and our bylaws establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. To be timely, stockholders must deliver notice:

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in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) 70 days prior to the date of the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

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in connection with the election of a director at a special meeting of stockholders, a stockholder notice will be timely if received by us (1) not earlier than 150 days prior to the date of the special meeting nor (2) later than the later of (a) 120 days prior to the date of the special meeting or (b) the 10th day following the day on which public announcement of the date of the special meeting of the stockholders is first made.

 Undesignated preferred stock. Our board of directors has the authority, without further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights or preferences that could impede the success of any attempt to change control of the Company.

Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon the closing of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Our amended and restated certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Therefore, the restrictions on certain business combinations in Section 203 do not currently apply in respect of the Company.

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